Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 15,950 Filed pursuant to Rule 433 Registration Statement Nos. 333-293641; 333-293641-01 May 13, 2026

Market Linked Securities—Auto-Callable with Contingent Absolute Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Class A Common Stock of Blue Owl Capital Inc., the Common Stock of Apollo Global Management, Inc., Class A Common Stock of Ares Management Corporation and the Common Stock of KKR & Co. Inc. due May 23, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlying Stocks:

Common stock of Blue Owl Capital Inc. (the “OWL Stock”), common stock of Apollo Global Management, Inc. (the “APO Stock”), class A common stock of Ares Management Corporation (the “ARES Stock”) and the common stock of KKR & Co. Inc. (the “KKR Stock”)

Pricing date*	May 18, 2026
Original issue date*	May 21, 2026
Face amount	$1,000 per security
Automatic call

If, on any calculation day, beginning on May 21, 2027, the stock closing price of each underlying stock is greater than or equal to its respective starting price, the securities will be automatically called for the applicable call payment on the related call settlement date. The “call payment” will be equal to the face amount plus the applicable call premium.

Calculation days* and call premiums

Calculation Day

Call Premium†

May 21, 2027

At least 34.00% of the face amount

June 21, 2027

At least 36.833% of the face amount

July 21, 2027

At least 39.667% of the face amount

August 23, 2027

At least 42.50% of the face amount

September 21, 2027

At least 45.333% of the face amount

October 21, 2027

At least 48.167% of the face amount

November 22, 2027

At least 51.00% of the face amount

December 21, 2027

At least 53.833% of the face amount

January 21, 2028

At least 56.667% of the face amount

February 22, 2028

At least 59.50% of the face amount

March 21, 2028

At least 62.333% of the face amount

April 21, 2028

At least 65.167% of the face amount

May 22, 2028

At least 68.00% of the face amount

June 21, 2028

At least 70.833% of the face amount

July 21, 2028

At least 73.667% of the face amount

August 21, 2028

At least 76.50% of the face amount

September 21, 2028

At least 79.333% of the face amount

October 23, 2028

At least 82.167% of the face amount

November 21, 2028

At least 85.00% of the face amount

December 21, 2028

At least 87.833% of the face amount

January 22, 2029

At least 90.667% of the face amount

February 21, 2029

At least 93.50% of the face amount

March 21, 2029

At least 96.333% of the face amount

April 23, 2029

At least 99.167% of the face amount

May 18, 2029 (the “final calculation day”)

At least 102.00% of the face amount

†to be determined on the pricing date

Call settlement dates	Three business days after the applicable calculation day; provided that the call settlement date for the final calculation day is the maturity date.
Maturity payment amount (per security)

●if the ending price of any underlying stock is less than its respective starting price but the ending price of each underlying stock is greater than or equal to its respective downside threshold price:

$1,000 + ($1,000 × absolute stock return of lowest performing underlying stock)

●if the ending price of any underlying stock is less than its respective downside threshold price:

$1,000 × performance factor of the lowest performing underlying stock

Maturity date*	May 23, 2029
Starting price	For each underlying stock, the closing price on the pricing date
Ending price	For each underlying stock, the closing price on the final calculation day.
Lowest performing underlying stock	The underlying stock with the lowest performance factor
Absolute stock return	The absolute value of the stock return. For example, a -5% stock return for the lowest performing underlying stock will result in a +5% absolute stock return.
Performance factor	With respect to each underlying stock, the ending price divided by the starting price

Downside threshold price	50% of the starting price for each underlying stock
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo

Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61781F2U6
Tax considerations	See preliminary pricing supplement

* subject to change

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending price of any underlying stock on the final calculation day is less than its respective downside threshold price, you will lose more than 50%, and possibly all, of the face amount of your securities at the maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing price of the lowest performing underlying stock on the applicable calculation day significantly exceeds its starting price. You will not participate in any appreciation of the underlying stocks.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $901.00, or within $1.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, tax supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988226024049/ms15950_424b2-15757.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, tax supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

●Any positive return based on the depreciation of the lowest performing underlying stock is effectively capped.

●The appreciation potential of the securities is limited by the call payment specified for each calculation day.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlying stocks.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the final calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain.

Risks Relating to the Underlying Stocks

●You are exposed to the price risk of each underlying stock.

●No affiliation with Blue Owl Capital Inc., Apollo Global Management, Inc., Ares Management Corporation or KKR & Co. Inc.

●We may engage in business with or involving Blue Owl Capital Inc., Apollo Global Management, Inc., Ares Management Corporation or KKR & Co. Inc. without regard to your interests.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks.

●Historical closing prices of the underlying stocks should not be taken as an indication of the future performance of the underlying stocks during the term of the securities.

For more information about the underlying stocks, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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